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                                                                     Exhibit 44

C 198--Summons with Notice, Supreme Court.
       Personal or Substituted Service. 1-79

(C)1983 BY JULIUS BLUMBERG, INC., PUBLISHER
      82 WHITE STREET, NEW YORK, N.Y. 10013

Supreme Court of the State of New York              Index No. 97/114075
County of NEW YORK                                  Plaintiff(s) designates

-------------------------------------------------
JERRY KRIM,                                         New York
                                                    County as the place of trial

                                                    The basis of the venue is
                                                    Plaintiff designates this
                                    Plaintiff(s)    county as the venue
                   against
WESLEY W. VON SCHACK, JAMES A. CARRIGG, ALISON P.   Summons with Notice
CASARETT, JOSEPH J. CASTIGLIA, LOIS B. DEFLEUR,
EVERETT A. GILMOUR,  PAUL L. GIOIA, JOHN M.         Plaintiff(s) reside(s) at
KEELER, ALLEN E. KINTIGH, BEN E. LYNCH, ALTON       4623 North Carlin Road
G. MARSHAL and NEW YORK STATE ELECTRIC & GAS        Arlington, VA 22203
CORPORATION.
                                    Defendant(s)    County of Arlington
-------------------------------------------------
To the above named Defendant(s)

      You are hereby summoned to answer the complaint in this action and to serve a copy of your answer, or, if the complaint is not served with this summons, to serve a notice of appearance, on the Plaintiff's Attorney(s) within 20 days after the service of this summons, exclusive of the day of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgment will be taken against you by default for the relief demanded herein.

Dated, August 4, 1997

Defendant's Address: All Defendants c/o:
NEW YORK STATE ELECTRIC & GAS
4500 Vestal Parkway East, Binghamton, NY 13902-3607
Notice: The nature of this action is
Securities Class Action alleging breach of fiduciary duty
The relief sought is

Attorney(s) for Plaintiff(s)
Office and Post Office Address
HARVEY GREENFIELD, ESQ.
LAW FIRM OF HARVEY GREENFIELD
10 East 40th Street
New York, NY 10016

      Upon your failure to appear, judgment will be taken against you by default
      For the sum of $       with interest from                          19
      and the costs of this action.
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SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
-------------------------------------------------

JERRY KRIM,                                                        INDEX NO.
                                       Plaintiff,                   97/114075
                -against-                                          CLASS ACTION
                                                                     COMPLAINT
WESLEY W. VON SCHACK, JAMES A. CARRIGG,
ALISON P. CASARETT, JOSEPH J. CASTIGLIA,
LOIS B. DEFLEUR, EVERETT A. GILMOUR,
PAUL L. GIOIA, JOHN M. KEELER,
ALLEN E. KINTIGH, BEN E. LYNCH,
ALTON G. MARSHAL and NEW YORK STATE
ELECTRIC & GAS CORPORATION,

                                       Defendants.
-------------------------------------------------

      Plaintiff, by his attorneys, alleges upon information and belief, except for paragraph 2, which plaintiff alleges on personal knowledge, as follows:

      1. Plaintiff bring this class action pursuant to Article 9 of the CPLR, on behalf of themselves and all other stockholders of defendant New York State Electric and Gas Corporation ("NYSEG" or the "Company") who are or will be threatened with injury arising from defendants' actions as more fully described herein.

      2. Plaintiff Jerry Krim is and has been a stockholder of the Company at all times relevant to the allegations herein.

      3. NYSEG is a combination utility providing electric and gas services in the eastern, western and central portions of New York State. NYSEG provides electricity to 808,000 customers and gas to 238,000 customers in central and eastern and western New York. NYSEG is incorporated in New York, with its principal offices located at Ithaca-Dryden Rd., P.O. Box 3287, Ithaca, New York 14851-3287. The number of shares outstanding of NYSEG's common stock as of April 1, 1997, was 69,337,427. NYSEG's stock is traded on the New York Stock Exchange.

      4. Defendant Wesley W. Von Schack ("Von Schack") is, and has been at all relevant times, Chairman of the Board, President, Chief Executive Officer and a director of the Company.

      5. Defendants James A. Carrigg, Alison P. Casarett, Joseph J. Castiglia, Lois B. DeFleur, Everett A. Gilmour, Paul L. Gioia, John M. Keeler, Allen E. Kintigh, Ben E. Lynch and Alton G. Marshall are currently directors of NYSEG and have been directors of NYSEG at all times relevant to this action.

      6. The persons named in paragraphs 4-5 above shall be collectively referred to herein as the "Individual Defendants.

      7. By reason of their positions with the Company, the Individual Defendants are in fiduciary relationships with Plaintiff and the other public stockholders of the Company and owe to them the highest obligations of good faith and fair dealing. The Individual Defendants, by reason of their corporate dictatorships, stand in a fiduciary position relative to the Company's shareholders, which fiduciary relationship, at all times relevant herein, required the Individual Defendants to exercise their best judgment, and to act in a prudent manner, and in the best interests of the Company's shareholders. They were and are required to use their ability to control and manage the Company in a fair, just and equitable manner; to act in furtherance of


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the best interests of the Company's shareholders; to refrain from abusing their positions of control; and not to favor their own interests at the expense of the Company's shareholders.

                            CLASS ACTION ALLEGATIONS

      8. Plaintiff brings this action on his own behalf and as a class action, pursuant to Article 9 of the CPLR, on behalf of all security holders of the Company (except the defendants herein, members of their immediate families, and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

      9. The class is so numerous that joinder of all members is impracticable. The number and identity of the members of the class of NYSEG securities can be ascertained from the books and records of the Company and/or its agents. The members of the class are scattered throughout the United States.

      10. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

            (a) whether defendants have breached their fiduciary duties by engaging in concerted and continual action to entrench themselves in their lucrative positions at the expense of NYSEG's public stockholders;


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            (b) whether defendants are unlawfully impeding possible takeover attempts at the expense of NYSEG's public stockholders;

            (c) whether defendants have failed and will fail to negotiate in good faith with prospective purchasers of the Company; and

            (d) whether Plaintiff and the other members of the class would be irreparably damaged were the defendants not enjoined from the conduct described hereinbelow.

      11. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the Plaintiff are typical of the claims of the other members of the class and Plaintiff has the same interests as the other members of the class. Plaintiff is an adequate representative of the class and will fairly and adequately protect the interests of the class.

      12. The likelihood that individual members of the class will prosecute separate individual actions is remote due to the burden and expense of prosecuting litigation of this nature and magnitude. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

      13. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of the controversy and the requirements are satisfied.


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

                             SUBSTANTIVE ALLEGATIONS

      14. On July 10, 1997, David L. Sokol ("Sokol"), the Chairman and Chief Executive Officer of CalEnergy Company, Inc. ("CalEnergy") met with Wesley W. Von Schack, the Chairman, President and Chief Executive Officer of NYSEG to discuss the possibility of a business combination between NYSEG and CalEnergy.

      15. Subsequent to that meeting, Von Schack called Sokol to inform him that the Board of Directors of NYSEG, at a meeting on July 11, 1997, had determined that discussions of this opportunity were not a priority and could not be conducted on the timely basis which Sokol had outlined in their meeting.

      16. On July 15, 1997, CalEnergy stated it would launch a hostile $159 million bid for 9.9 percent of NYSEG in the first step of an effort to buy the whole utility. CalEnergy offered to buy the stake for $24.50 per share in cash and said it would be willing to raise the offer to $27.50 per share for all of the stock if NYSEG agreed to a friendly bid. This cash price represents a premium of 31.74% above the NYSEG $20-7/8 per share closing price on June 30, 1997 (the day immediately preceding the day on which CalEnergy first commenced our open market purchases of NYSEG Common Stock). The higher offer would be worth $1.9 billion.

      17. CalEnergy stated that it made the offer after preliminary discussions of a possible merger were not received warmly by NYSEG's board of directors. Sokol stated it was


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prepared to launch an aggressive attack on NYSEG and would pursue a proxy fight if necessary. He also stated that CalEnergy has $2 billion in financing committed for the deal.

      18. On July 18, 1997, CalEnergy announced that is wholly owned subsidiary CE Electric (NY), Inc. has formally commenced a cash tender offer for 6,540,670 common shares of NYSEG at a price of $24.50 per share.

      19. On July 30, 1997, NYSEG announced that the Individual Defendants have recommended that shareholders reject CalEnergy's unsolicited tender offer to purchase 9.9% of NYSEG's common shares for $24.50 per share in cash. The Individual Defendants have also decided to reject CalEnergy's proposal to commence negotiations for a transaction in which CalEnergy would acquire all of NYSEG at $27.50 per share.

      20. The Individual Defendants have also approved and amended various 'Golden Parachute' severance agreements providing for $52 million in payments to numerous NYSEG senior executives.

      21. These severance agreements provide, among other things, that select NYSEG executives are entitled to collect their 'Golden Parachute' payments simply by resigning following the acquisition of NYSEG by CalEnergy, if, for example, these executives assert that their status is altered merely due to the fact that NYSEG is no longer a public company. The 'Golden Parachutes' also provide that this $52 million in payments have already been prefunded into an escrow account held solely for these executives and board members.


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

      22. On July 30, 1997, David L. Sokol, Chairman and Chief Executive Officer of CalEnergy, said, "Frankly it defies logic that NYSEG would summarily dismiss our cash premium offer when, during one of the biggest bull-markets this country has ever seen, its shareholders have suffered through a 32% decline in the price of their NYSEG stock from July 31, 1992 to June 30, 1997 and a dividend cut in 1994. One can only conclude that the board and management of NYSEG are attempting to preserve their own self interest given that they have not even taken the trouble to discuss the terms of our cash merger proposal with us and apparently don't believe that soliciting the views of their own shareholders is important. We believe NYSEG shareholders deserve better."

      23. On July 31, 1997, CalEnergy announced that it has sued NYSEG in state court for denying the NYSEG shareholder list to CE Electric, a subsidiary of CalEnergy and a substantial NYSEG shareholder. CE Electric requested the shareholder list in order to facilitate communications with other shareholders of NYSEG regarding the affairs of NYSEG, including: the tender offer commenced by CE Electric and CalEnergy on July 18, 1997; the proposal by CalEnergy to acquire NYSEG in a consensual merger; and the conducting of a possible consent or proxy solicitation, if CalEnergy determines to do so.

      24. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their refusal to negotiate the


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possible acquisition of NYSEG and to provide confidential information.

      25. Plaintiff and the other members of the class have been and will be damaged in that they have not and will not receive their fair proportion of the value of NYSEG's assets and businesses, and have been and will be prevented from obtaining a fair price for their shares of the Company's common stock.

      26. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the class, and will entrench themselves in their corporate offices, all to the irreparable harm of the class, as aforesaid.

      27. Plaintiff and the other members of the class have no adequate remedy at law.

      WHEREFORE, Plaintiff prays for judgment and relief against defendants and each of them as follows:

      A. Declaring this action to be a proper class action and certifying the Plaintiffs as class representatives;

      B. Offering the Individual Defendants to carry out their fiduciary duties to plaintiff and the other members of the class by announcing their intention to:

            1. cooperate fully with any person or entity, having a bona fide interest in proposing any transaction which would maximize shareholder value, including, but not limited to, a buyout or takeover of the Company;


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            2. undertake an appropriate evaluation of NYSEG's worth as a merger/acquisition candidate;

            3. take all appropriate steps to enhance NYSEG's value and attractiveness as a merger/acquisition candidate;

            4. take all appropriate steps to effectively expose NYSEG to the marketplace in an effort to create an active auction for NYSEG;

            5. act independently so that the interests of NYSEG'S public stockholders will be protected; and

            6. adequately ensure that no conflicts of interest exist between Individual Defendants' own interest and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of NYSEG's public stockholders;

      C. Ordering the Individual Defendants to carry out their fiduciary duties to plaintiffs and the class and requiring them to respond in good faith to any bona fide potential acquirers of NYSEG;

      D. Awarding Plaintiff the costs and disbursements of this action and reasonable attorneys' and expert's fees; and

      E. Granting such other and further relief as the Court deems just and proper.

Dated: August 4, 1997

                                                  LAW FIRM OF HARVEY GREENFIELD
                                                  10 East 40th Street,
                                                  New York, NY 10016
                                                  (212) 679-0600


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

                                                  STULL, STULL & BRODY
                                                  6 East 45th Street
                                                  New York, New York 10017
                                                  (212) 687-7230
                                                  Attorneys for Plaintiff


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